UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             December 16, 2004

DADE BEHRING HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50010	36-3989270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1717 Deerfield Road, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(847) 267-5300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  1.01   Entry into a Material Definitive Agreement.

                On December 16, 2004, the Compensation Committee of the Board of Directors of Dade Behring Holdings, Inc. (the “Company”) established fiscal year 2005 performance criteria for the annual incentive program (the “Program”) for executive officers under the 2004 Incentive Compensation Plan.

                Under the Program, each executive officer has been assigned a target bonus determined as a percentage of base salary.  The target bonus for the Chief Executive Officer (“CEO”) is 120 percent of base salary and for each of the other executive officers is 75 percent of base salary.  The maximum bonus amount is capped at approximately 200 percent of target bonus.  The Program will be funded (in the percentages indicated) upon achievement of the financial measures established for each of the following: Net Income (50%), Cash Flow (20%), EBITDA (earnings before interest, taxes, depreciation and amortization) (20%) and Revenue Growth (10%). Each financial measure funds independently from the others and the Program will be fully funded only if all four financial measures are achieved. Each financial measure is more particularly described in the Management Incentive Compensation Plan incorporated herein by reference.  The calculation with respect to sixty percent of each potential bonus amount is based upon a comparison of actual performance for such financial measures to target objectives established for such financial measures.  The award related to the remaining forty percent of the  potential bonus is based upon individual performance as evaluated and determined by the Compensation Committee in the case of the CEO and as evaluated by the CEO and finally determined by the Compensation Committee in the case of each other executive officer.  Bonus amounts may be adjusted, but not increased, at the discretion of the Compensation Committee.

Item 9.01.	Exhibits.

(c)	Exhibits.

	10.1	Management Incentive Compensation Plan (MICP)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DADE BEHRING HOLDINGS, INC.

December 22, 2004	By:	/s/ JOHN M. DUFFEY
John M. Duffey
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibits:
Exhibit 10.1	Management Incentive Compensation Plan (MICP)

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